SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              -------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)



           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)

                                  (AMENDMENT) 1


                                  TULARIK INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 CLASS A COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    899165104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  MAY 23, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check  the  appropriate  box  to  designate the rule pursuant to which this
Schedule  is  filed:

          [X]  Rule  13d-1(b)

          [ ]  Rule  13d-1(c)

          [ ]  Rule  13d-1(d)


--------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

30013005.02
CUSIP NO.  899165104                13G                        PAGE 2 OF 6 PAGES
--------------------                                           -----------------

1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MAZAMA CAPITAL MANAGEMENT, LLC
       93-1290809

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

--------------------------------------------------------------------------------
3.     SEC  USE  ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       OREGON

--------------------------------------------------------------------------------
                            5.     SOLE  VOTING  POWER

    NUMBER OF                      1,628,650 See Item 4
     SHARES                 ----------------------------------------------------
  BENEFICIALLY              6.     SHARED  VOTING  POWER
    OWNED BY
      EACH                         0
   REPORTING                ----------------------------------------------------
  PERSON WITH               7.     SOLE  DISPOSITIVE  POWER

                                   2,529,850 See  Item  4
                            ----------------------------------------------------
                            8.     SHARED  DISPOSITIVE  POWER

                                   0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,529,850

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.75%

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM  1  (a).     NAME  OF  ISSUER:

                  Tularik  Inc.
                  --------------------------------------------------------------

ITEM  1  (b).     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

                  Two  Corporate  Drive  South
                  --------------------------------------------------------------

                  South  San  Francisco,  CA  94080
                  --------------------------------------------------------------

ITEM  2(a).       NAME  OF  PERSON  FILING:


                  Mazama  Capital  Management,  Inc.
                  --------------------------------------------------------------

ITEM  2  (b).     ADDRESS  OF  PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One  S.W.  Columbia,  Suite  1500,  Portland,  Oregon  97258
                  --------------------------------------------------------------

ITEM  2  (c).     CITIZENSHIP:

                  State  of  Oregon
                  --------------------------------------------------------------

ITEM  2  (d).     TITLE  OF  CLASS  OF  SECURITIES:

                  Class  A  Common
                  --------------------------------------------------------------

ITEM  2(e).       CUSIP  NUMBER:

                  899165104
                  --------------------------------------------------------------


ITEM 3.  IF  THIS  STATEMENT  IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
         (c),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

     (a)     [ ]     Broker  or  dealer  registered  under  Section  15  of the
                     Exchange  Act.

     (b)     [ ]     Bank as defined  in  Section  3(a)(6)  of the Exchange Act.

     (c)     [ ]     Insurance  company  as  defined in Section 3(a)(19) of the
                     Exchange  Act.

     (d)     [ ]     Investment  company  registered  under  Section  8  of the
                     Investment  Company  Act.

     (e)     [X]     An  investment  adviser  in  accordance  with  Rule
                     13d-1(b)(1)(ii)(E);

     (f)     [ ]     An  employee  benefit plan or endowment fund in accordance with  Rule  13d-1(b)(1)(ii)(F)

     (g)     [ ]     A  parent  holding company or control person in accordance with Rule  13d-1(b)(1)(ii)(G);

     (h)     [ ]     A savings association as defined in Section 3(b) of the
                     Federal Deposit  Insurance  Act;

     (i)     [ ]     A church plan that is  excluded  from  the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)     [ ]     Group,  in  accordance  with  Rule  13d-1(b)(1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c), check this box: [ ]

ITEM  4.     OWNERSHIP

     (a)  Amount  beneficially  owned:
          2,529,850
          ----------------------------------------------------------------------

     (b)  Percent  of  class:
          4.75%
          ----------------------------------------------------------------------

     (c)  Number  of  shares  as  to  which  such  person  has:

     (i)     sole  power  to  vote  or  to  direct  the vote:          1,628,650
                                                             -------------------

     (ii)    shared power to vote or to direct  the  vote:
                                                             -------------------

     (iii)   sole power to dispose or to direct the disposition of:    2,529,850
                                                                   -------------

     (iv)    shared power to dispose or to direct the disposition of:
                                                                     -----------


ITEM  5.      OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

Intruction:  Dissolution  of  a  group  requires  a  response  to  this  item.

This statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of Tularik, Inc. stock.

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

N/A

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.

N/A

ITEM  10.     CERTIFICATIONS.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              May 30,  2003
                              --------------------------------------------------
                              (Date)


                              --------------------------------------------------
                              (Signature)

                              Brian P. Alfrey / Executive Vice President / Chief
                              --------------------------------------------------
                              Operating Officer
                              -----------------
                              (Name/Title)